                                                                    EXHIBIT 99.1


                                     [Date]

[Underwriter]                                  Education Loans Incorporated
[Address]                                      105 Avenue Southwest
                                               Aberdeen, South Dakota 57401
U.S. Bank National Association
141 North Main Avenue                          [Rating Agencies]
Sioux Falls, South Dakota 57104                [Address]


         Re: Education Loans Incorporated
             Student Loan Asset-Backed Notes, Senior Series _______ and Subordinate Series _________

Ladies and Gentlemen:

         We have acted as counsel to Education Loans Incorporated, a Delaware corporation (the "Corporation"), in connection with the issuance of $_________ aggregate principal amount of Student Loan Asset-Backed Notes, Senior Series _________and Subordinate Series _________ (the "Series _________ Notes"), (the "Series _________ Notes," and, [together with the Series _________ Notes and the Series _________Notes, collectively] the "Outstanding Notes") pursuant to the Indenture of Trust, dated as of ______________, [as amended and supplemented by a First Supplemental Indenture of Trust, dated as of December 1, 1999, a Second Supplemental Indenture of Trust, dated as of December 1, 2000, and a Third Supplemental Indenture of Trust, dated as of July 1, 2001] (as so amended and supplemented, the "EdLinc Indenture"), between the Corporation and U.S. Bank National Association, as Trustee (the "EdLinc Trustee"). The Outstanding Notes will be payable from and secured by the Financed Student Loans, funds and investments on deposit in the trust funds and accounts held under the EdLinc Indenture, and certain related rights and property (the "EdLinc Trust Estate").

         In connection with entering into the EdLinc Indenture and the issuance of the Outstanding Notes (i) the Corporation, Student Loan Finance Corporation ("SLFC") and the EdLinc Trustee have entered into a Servicing and Administration Agreement, dated as of _____________________, [an Amendment No. 1 to Servicing and Administration Agreement, dated as of December 1, 2000 and an Amendment No. 2 to Servicing and Administration Agreement, dated a of July 1, 2001] ([collectively,] the "EdLinc SLFC Servicing Agreement"), pursuant to which SLFC will be obligated to service the Financed Student Loans, to administer
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the student loan acquisition program being financed with the proceeds of the
Outstanding Notes, and to perform substantially all of the duties and responsibilities of the Corporation under the EdLinc Indenture with respect to servicing the Financed Student Loans, (ii) the Corporation has entered into a Transfer Agreement, dated as of _____________, _____ (the "Transfer Agreement"), from GOAL Funding, Inc. ("GOAL Funding"), and U.S. Bank National Association, as trustee (the "Warehouse Trustee" and, together with GOAL Funding, the "Transferors") under the Indenture, dated as of May 1, 1999 (the "Warehouse Indenture"), among GOAL Funding, Kittyhawk Funding Corporation, the financial institutions named therein, NationsBank, N.A., AMBAC Assurance Corporation and the Warehouse Trustee, to the Corporation and the EdLinc Trustee, pursuant to which the Transferors have transferred and assigned to the Corporation and the EdLinc Trustee certain FFELP Loans and Alternative Loans acquired with moneys available therefor under the Warehouse Indenture, either through the origination thereof on behalf of GOAL Funding or through the purchase thereof by GOAL Funding pursuant to student loan purchase agreements (the "Transferor Student Loan Purchase Agreements," which include a student loan purchase agreement with SLFC relating to Alternative Loans), (iii) the Corporation has entered into a Student Loan Purchase Agreement, dated as of ______________, _____ (the "Alternative Loan Purchase Agreement"), between the Corporation and SLFC, pursuant to which SLFC has agreed to sell Alternative Loans to the EdLinc Trustee, on behalf of the Corporation/1/, to the extent moneys under the EdLinc Indenture are available therefor, and (iv) the Corporation has entered into, and will enter into, Student Loan Purchase Agreements (collectively, the "EdLinc FFELP Loan Purchase Agreements") with certain lenders pursuant to which such lenders will agree to sell FFELP Loans to the EdLinc Trustee, on behalf of the Corporation, to the extent moneys under the EdLinc Indenture are available therefor.

         In addition, the Corporation is also the obligor with respect to $923,470,000 aggregate principal amount of Student Loan Asset-Backed Callable Notes, Series 1998-1 (the "Series 1998-1 Notes"), issued pursuant to the Indenture of Trust, dated as of February 1, 1998, as supplemented by a First Supplemental Indenture of Trust, dated as of February 1, 1998 (as so supplemented, the "Series 1998-1 Indenture," and, together with the EdLinc Indenture, collectively, the "Indentures"), between the Corporation and U.S. Bank National Association, as Trustee (the "Series 1998-1 Trustee," and, together with the EdLinc Trustee, collectively, the "Trustees"). The Series 1998-1 Notes will be payable from and secured by the Financed Student Loans, funds and investments on deposit in the trust funds and accounts held under the Series 1998-1 Indenture, and certain related rights and property (the "Series 1998-1 Trust Estate," and, together with the EdLinc Trust Estate, collectively, the "Trust Estates").

         In connection with entering into the Series 1998-1 Indenture and the issuance of the Series 1998-1 Notes, (1) the Corporation, SLFC and the Series 1998-1 Trustee have entered into

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/1/      The Corporation is the beneficial owner of the Alternative Loans.
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a Servicing and Administration Agreement, dated as of February 1, 1998 (the
"Series 1998-1 SLFC Servicing Agreement," and, together with the EdLinc SLFC Servicing Agreement, collectively the "SLFC Servicing Agreements"), pursuant to which SLFC will be obligated to service the Financed Student Loans, to administer the student loan acquisition program being financed with the proceeds of the Series 1998-1 Notes and to perform substantially all of the duties and responsibilities of the Corporation under the Series 1998-1 Indenture with respect to servicing the the Financed Student Loans, and (2) the Corporation has entered and will enter into Student Loan Purchase Agreements (collectively, the "Series 1998-1 FFELP Loan Purchase Agreements," and, together with the EdLinc FFELP Loan Purchase Agreements, collectively the "FFELP Loan Purchase Agreements") with certain lenders pursuant to which such lenders will agree to sell FFELP Loans to the Series 1998-1 Trustee, on behalf of the Corporation, to the extent moneys under the Series 1998-1 Indenture are available therefor.

         Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the EdLinc Indenture or the Series 1998-1 Indenture, as appropriate.

         In rendering this opinion, we have assumed that all signatures other than those of the Corporation and GOAL Funding are genuine and duly authorized, all items submitted to us as originals are authentic, and all items submitted to us as copies conform with the originals. We have also assumed the legal capacity of all natural persons and, with respect to all parties to the Indentures, the Servicing Agreements, the Transfer Agreement, the Alternative Loan Purchase Agreement, the FFELP Loan Purchase Agreements and the Transferor Student Loan Purchase Agreements other than the Corporation and GOAL Funding, that such documents are the legal, valid and binding obligations of such parties, enforceable against them in accordance with their terms, subject to the qualifications in the opinions of Dorsey & Whitney LLP, dated the date hereof and February 19, 1998, as appropriate, with respect to the due authorization and enforceability of the Indentures, the Servicing Agreements, the Transfer Agreement, the Alternative Loan Purchase Agreement, the FFELP Loan Purchase Agreements and other documents relating to the transactions contemplated thereby (collectively, the "Transaction Documents"). We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

         The Corporation has requested that we render to you our opinion whether, in the event that SLFC became a debtor under the United States Bankruptcy Code (the "Bankruptcy Code"), a court would order that the assets and liabilities of the Corporation be consolidated with those of SLFC under either the bankruptcy doctrine of substantive consolidation or the non-bankruptcy law doctrines commonly referred to as "piercing the corporate veil."/2/ In rendering the opinions

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/2/      Substantive consolidation was accomplished in early cases by "piercing the corporate veil" of the debtor, i.e., by finding that the entity with which consolidation was sought was the "alter-ego" or an "instrumentality" of the debtor which was used by the debtor to hinder, delay or otherwise defraud creditors. See, e.g., Maule Industries, Inc.
         v. Gerstel, 232 F.2d 294 (5th Cir. 1956); Fish v. East, 114 F.2d 177
         (10th Cir. 1940). Although later cases relaxed the requirement of fraud in favor of the test described below, courts will still pierce the corporate veil to
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set forth below, we have reviewed such questions of law as we have deemed necessary and have examined the Corporation's Certificate of Incorporation, the Indentures, the Servicing Agreements, the Alternative Loan Purchase Agreement, the FFELP Loan Purchase Agreements and such additional documents as we have deemed necessary. Where matters of fact material to such opinions were not independently established, we have relied, to the extent we deemed such reliance proper, on the certificates of responsible officers of the Corporation delivered at the closing. In addition, we have assumed that the factual matters described herein, of which we have been advised by the officers of the Corporation and upon which we rely, are now, and will remain, accurate in all material respects.

         The power of a bankruptcy court to consolidate the assets and liabilities of separate entities, which derives from the bankruptcy court's equitable powers, is not defined in the Bankruptcy Code and is not precisely defined in the case law./3/ See, e.g., In re Continental

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         effect a substantive consolidation if fraud or similar activity is present. See, e.g., Carte Blanche (Singapore) Ptd., Ltd. v. Diners Club International Inc., 2 F.3d 24 (2d Cir. 1993). See also, e.g., In re Daily, 107 B.R. 996 (Bankr. D. Hawaii 1989), rev'd on other grounds, 940 F.2d 1306 (9th Cir. 1991); In re Stop & Go of America, Inc., 49 B.R. 743 (Bankr. D. Mass. 1985); In re Tureaud, 45 B.R. 658, 662-63
         (Bankr. N.D. Okla. 1985), aff'd, 59 B.R. 973 (N.D. Okla. 1986).

                  Recent decisions have concluded that the comparison of the two doctrines is not particularly suitable. See, e.g. F.D.I.C. v. Colonial Realty Co., 966 F.2d 57, 60-61 (2d Cir. 1992) ("The focus of piercing the corporate veil is the limited liability afforded to a corporation[;]" whereas the focus of substantive consolidation is "the equitable treatment of all creditors.") Federal courts have increasingly looked to federal bankruptcy law precedent rather than state corporate law doctrine when ruling on substantive consolidation motions. See, e.g., Colonial Realty, 966 F.2d at 60-61; Eastgroup Properties v. Southern Motel Assoc. Ltd., 935 F.2d 245 (11th Cir. 1991); In re Augie/Restivo Baking Co., 860 F.2d 515 (2d Cir. 1988); In re Auto-Train Corp., Inc., 810 F.2d 270 (D.C. Cir. 1987); In re Continental Vending Machine Corp., 517 F.2d 997, 1001 (2d Cir. 1975), cert. denied sub nom James Talcott, Inc. v. Wharton, 424 U.S. 913 (1976); In re Flora Mir Candy Corp, 432 F.2d 1060 (2d Cir. 1970); Chemical Bank New York Trust Company
                  v. Kheel, 369 F.2d 845, 847 (2d Cir. 1966); Soviero v.
                  Franklin National Bank of Long Island, 328 F.2d 446 (2d Cir.
                  1964); Stone v. Eacho, 127 F.2d 284 (4th Cir.), cert. denied, 317 U.S. 635 (1942); but see In Re Moran Pipe & Supply Co., Inc., 130 B.R. 588 (Bankr. E.D. Okla. 1991) (recent case invoking substantive consolidation based on alter-ego theory). We will analyze the question under both lines of authority.

/3/ Courts generally have recognized that substantive consolidation affects the substantive rights of creditors, and accordingly have treated substantive consolidation as a remedy to be used only in unusual circumstances. See Continental Vending, supra, 517 F.2d at 1001; Flora Mir Candy Corp, supra, 432 F.2d at 1062; In re Creditors Service Corp., 195 B.R. 680, 688 (Bankr. D. Ohio 1996). See also Kheel, supra, 369 F.2d at 847 (it should be the "rare case" where substantive consolidation is granted); In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D. Tex. 1985) (courts should grant substantive consolidation sparingly because of the possibility of unfair treatment of some creditors). Because the rules for substantive consolidation are not statutorily provided, however, the courts must examine the facts and circumstances of each case to determine if substantive consolidation is warranted. See 5 Collier on Bankruptcy P. 1100.06[1] at 1100-35 (15 ed.
         1995) (stating that substantive consolidation cases are, to a great degree, sui generis).
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Vending Mach. Corp., 517 F.2d 997, 1000 (2d Cir. 1975), cert. denied sub nom.
James Talcott, Inc. v. Wharton, 424 U.S. 913 (1976). Although the substantive consolidation cases decided under the Bankruptcy Code and its predecessor statute rely on certain factual matters, which are discussed below, to support their conclusions, cases decided under the Bankruptcy Code tend to emphasize the balancing of the benefits and harm resulting from substantive consolidation and whether any injustice or fraud has been perpetrated against creditors. See, e.g., Holywell Corporation v. The Bank of New York, 59 B.R. 340 (S.D. Fla.
1996); In re DRW Property Co. 82, 54 B.R. 489 (Bankr. N.D. Tex. 1985); In re Donut Queen, Ltd., 41 B.R. 706 (Bankr. E.D.N.Y. 1984); In re Snider Bros., Inc., 18 B.R. 230 (Bankr. D. Mass. 1982); In re Manzey Land & Cattle Co., 17 B.R. 332 (Bankr. D.S.D. 1982).

         Although different cases phrase the applicable standard differently, several recent decisions in the United States Courts of Appeals describing the general standard for substantive consolidation in bankruptcy proceedings can be summarized as follows:

         (a) The proponent of substantive consolidation must show that (1) there is substantial identity between the entities to be consolidated, and (2) consolidation is necessary to avoid some harm or to realize some benefit. Eastgroup Properties v. Southern Motel Ass'n, Ltd., 935 F.2d 245, 249 (11th Cir.
1991); see also In re Auto-Train Corp., 810 F.2d 270, 276 (D.C. Cir. 1987).

         (b) Once the proponent has made this prima facie showing, the creditor objecting to substantive consolidation must show that (1) it has relied on the separate credit of one of the entities to be consolidated, and (2) it will be prejudiced by substantive consolidation. Eastgroup, supra, 935 F.2d at 249; see also In re Augie/Restivo Baking Co., Ltd., 860 F.2d 515, 518-19 (2d Cir. 1988); Auto-Train, supra, 810 F.2d at 276.

         (c) If an objecting creditor makes that showing, the court may order consolidation only if the benefits of consolidation heavily outweigh the harm. Eastgroup, supra, 935 F.2d at 249; see also In re Gillen, 962 F.2d 796, 799 (8th Cir. 1992); Auto-Train, supra, 810 F.2d at 276.

         The analysis used in the piercing the corporate veil cases in Delaware is similar, although stated differently. To pierce the corporate veil, a court must first analyze the relationship between the two (or more) entities involved to determine whether they are in fact conducting business as a single entity, and second, conclude that the separate corporate form has been used to wrongly or unfairly harm creditors. See, e.g., Alberto v. Diversified Group, Inc., 55 F. 3d 201 (5th Cir. 1995) (summarizing Delaware law).

         In determining whether the proponent has satisfied the requirements set forth in clause (a) above (which can establish a prima facie case for substantive consolidation), many courts have relied on a list of objective factors. The most frequently cited list consists of the following:
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         (1)      the degree of difficulty in segregating and ascertaining
                  individual assets and liabilities;

         (2)      the presence or absence of consolidated financial statements;

         (3) the profitability of consolidation at a single physical location;

         (4)      the commingling of assets and business functions;

         (5) the unity of interests and ownership between various corporate entities;

         (6) the existence of parent and intercorporate guarantees on loans; and

         (7) the existence of transfers of assets without formal observance of corporate formalities./4/

In re Vecco Construction Industries, Inc., 4 B.R. 407, 410 (Bankr. E.D. Va.
1980). Other factors cited include:

         (8)      the entities have common officers and directors;

         (9)      a subsidiary transacts business solely with its parent; and

         (10) both entities disregard the legal requirements of the subsidiary as a separate corporation.

In re Gainesville P-H Properties, Inc., 106 B.R. 304, 306 (Bankr. M.D. Fla.
1989). It should be stressed, however, that the factors set forth above are merely "examples of information that may be useful to courts charged with deciding whether there is a substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or realize some benefit." Eastgroup Properties, 935 F.2d at 250. Therefore, although the proponent of consolidation may frame its argument using the factors outlined above, the existence or absence of any number of those factors is not necessarily determinative. Id. at 249.

         In the piercing the corporate veil cases, the relevant factors are set forth somewhat differently:

         (1)      insufficient capitalization of one entity;

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/4/      Accord, In re Murray Industries, Inc., 119 B.R. 820, 830 (Bankr M.D.
         Fla. 1990); In re Mortgage Investment Company of El Paso, Tex., 111 B.R. 604, 610 (Bankr. W.D. Tex. 1990); Holywell Corp., supra, 59 B.R. at 347; In re Manzey Land & Cattle Co., 17 B.R. 332 (Bankr. D.S.D.
         1982).
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         (2)      failure to observe corporate formalities;

         (3) the solvency of each entity at the time of the relevant transactions;

         (4)      "siphoning" of funds to dominant shareholder or entity;

         (5)      absence of corporate records; and

         (6) function of separate entity as a "facade" for the dominant shareholder or entity.

See United States v. Golden Acres, Inc., 707 F. Supp. 1097, 1104 (D. Del. 1988) (applying Delaware law); Mass v. McClenahan, 893 F. Supp. 225, 233 (S.D.N.Y.
1995).

         In South Dakota the factors for piercing the corporate veil are part of a two-prong test. First, a court asks whether there was such unity of interest and ownership that the separate personalities of the corporation and its shareholders, officers or directors are indistinct or non-existent. In determining this, a court looks at four factors:

         (1)      undercapitalization;

         (2)      failure to observe corporate formalities;

         (3)      absence of corporate records; and

         (4)      payment by the corporation of individual obligations.

See Kansas Gas & Elec. Co. v. Ross, 521 N.W.2d 107, 112 (S.D. 1994) (citing Mobridge Community Industries, Inc. v. Toure, Ltd., 273 N.W.2d 128, 132-33 (S.D.
1978)); see also Bass v. Happy Rest, Inc., 507 N.W.2d 317 (S.D. 1993). Second, even where these factors exist, a court must determine whether adherence to the fiction of separate corporate existence would lead to injustice, inequitable consequences or evasion of legal obligations. Kansas Gas & Elec. Co., 521 N.W.2d at 112.

         The Certificate of Incorporation of the Corporation requires the Corporation to, and we have assumed it will, (a) maintain books and records separate from any other person or entity; (b) maintain a separate physical space through which its business will be conducted; (c) hold its assets in its own name and not commingle its assets with those of any other entity; (d) not make loans or advances to, or pledge its assets for the benefit of, any other person or entity, including any affiliate; (e) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (f) observe the corporate formalities in all material respects; (g) conduct its business in its own name and be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other person or entity; and (h) enter into transactions with any affiliate only on commercially
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reasonable terms. In addition, the Corporation has made similar covenants with respect to its separateness in each of the Indentures.

         The Corporation may engage in business transactions with entities other than SLFC, particularly in the acquisition of additional student loans under the FFELP Loan Purchase Agreements, although such acquisition program will be administered for the Corporation by SLFC, as Servicer. Furthermore, SLFC originates, sells and services student loans, such as the Financed Student Loans, and collects specified fees for such servicing. The Corporation, through the EdLinc Trustee, will purchase Alternative Loans from SLFC and pledge them to the EdLinc Trustee, pursuant to the EdLinc Indenture. As a result of the different functions performed by SLFC and the Corporation, they face substantially different risks and rewards with respect to the transactions contemplated by the Transaction Documents, and thus should be seen by a court to have distinct business functions, and separate assets and liabilities.

         The factors that will be present between the Corporation and SLFC are consolidated financial statements, unity of ownership, and common officers and directors. These factors are generally present in all parent-subsidiary and common ownership situations, however, and have not been sufficient, by themselves, to justify substantive consolidation or piercing the corporate veil. See Eastgroup, supra, 935 F.2d at 249-50; Augie/Restivo Baking Co., supra, 860 F.2d at 518-19; Auto-Train, supra, 810 F.2d at 276.

         The existence of consolidated financial statements is occasionally mentioned as one factor among several upon which substantive consolidation may be founded. Gainesville P-H Properties, supra; Holywell Corp., supra. Federal tax law and generally accepted accounting principles require the consolidation of the financial statements of the Corporation and SLFC, for tax and financial reporting purposes. The Corporation is, however, required to maintain separate accounting books and records. In addition, due to the limited nature of the Corporation's business, its assets and liabilities should be readily identifiable. The Corporation's only material assets will be the Financed Student Loans and the other assets comprising the Trust Estates (subject to the rights of the Trustees under the respective Indentures) and any cash generated as a result of the transactions contemplated by the Transaction Documents, and the Corporation's only material liabilities will be the Outstanding Notes, the Series 1998-1 Notes and its expenses incurred in the course of conducting its business. Accordingly, the difficulty of disentangling the assets and liabilities of the parent and the subsidiary, which is the principal concern associated with consolidated financial statements, will not favor consolidation of the Corporation with SLFC. See Gainsville P-H Properties, supra, 106 B.R. at 305-6 (regarding extent of intermingling of assets required to justify substantive consolidation); DRW Property Co. 82, supra, 54 B.R. at 495-96
(same).

         Similarly, unity of ownership, by itself, is not sufficient to justify substantive consolidation or piercing the corporate veil. The domination by a parent corporation of its
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subsidiary is noted by several courts addressing substantive consolidation as a factor leading to the consolidation of parent and subsidiary, if such domination causes the perpetration of a fraud:

         The test set out in [Berger v. Columbia Broadcasting Sys., Inc., 453 F.2d 991, 995 (5th Cir. 1972), cert. denied, 409 U.S. 849 (1972)]
         requires that a plaintiff seeking to set aside a corporate identity must show that there has been: (1) Control, not mere majority or complete stock control, but complete domination, not only of finances, but of policy and business practice in respect to the transaction attacked so that the corporate entity as to this transaction had at the time no separate mind, will or existence of its own; and (2) Such control must have been used by the defendant to commit fraud or wrong, to perpetrate the violation of a statutory or other positive legal duty, or a dishonest and unjust act in contravention of plaintiff's legal rights; and (3) The aforesaid control and breach of duty must proximately cause the injury or unjust loss complained of.

Bendix Home Sys., Inc. v. Hurston Enters., Inc., 566 F.2d 1039, 1041 (5th Cir.
1978). Delaware courts also require the existence of fraud, or at least injustice, prior to piercing the corporate veil. "In order to reach a parent corporation under the alter-ego theory, the plaintiff must show fraud, injustice, or inequity in the use of the corporate form." Sears, Roebuck & Co.
v. Sears plc, 744 F. Supp. 1297, 1304 (D. Del. 1990) (applying Delaware law); see also Alberto v. Diversified Group, Inc., supra, 55 F.3d at 205-206 (applying Delaware law). Under South Dakota law, a court will not impose shareholder liability absent a showing of disregard for the separateness of the corporate identity where such an act causes injustice or fraud. See Kansas Gas & Elec., supra, 521 N.W.2d at 113.

         Notwithstanding the fact that many of the Corporation's officers and directors will be officers and directors of SLFC, the Corporation will act independently of SLFC, due to various provisions included in its Certificate of Incorporation and provisions in each Indenture and the other Transaction Documents. In addition to the "independent director" requirement discussed below, these provisions include the restrictions on the business purpose of the Corporation, the requirement that the Corporation maintain separate books and records, the limitations of certain corporate actions and the requirement that affiliate transactions be conducted on an arm's-length basis. The Corporation was created by SLFC in order to facilitate the transactions described above and, if a court were to determine that a fraud or injustice has been perpetrated on the creditors of SLFC as a result of such transactions, such court might also decide that the Corporation functioned as a mere instrumentality of SLFC. In the absence of such a determination, however, the unity of ownership between SLFC and the Corporation would not be sufficient to justify substantive consolidation or the piercing of the Corporation's corporate veil under existing precedent.

         The existence of officers and directors common to both a company and its subsidiary is a factor referred to in both substantive consolidation and some piercing the corporate veil cases as
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favorable to consolidation. At least two of the Corporation's directors will be independent, however, as required by the Corporation's Certificate of Incorporation, and the Certificate of Incorporation requires the affirmative vote of the independent directors before a variety of significant actions may be taken by the Corporation. The remaining directors of the Corporation are also officers or directors of SLFC. We are aware of no case in which the court ordered substantive consolidation due solely to the existence of common officers and directors, and some cases expressly state that merely having common officers and directors is not sufficient to justify consolidation; it is instead the effect of common officers and directors which must be avoided, namely, the domination of one corporation by another. Bendix Home Sys., Inc. v. Hurston Enters., Inc., 566 F.2d 1039, 1042 (5th Cir. 1978). However, not all courts make a distinction between the existence and the effect of common officers and directors; they simply mention it as a factor to be considered in a consolidation analysis.

         We believe the common officers and directors factor is related to the "domination" factor referred to above. Where there are common officers and directors, presumably such common officers and directors could cause a subsidiary to take actions for the benefit of the parent rather than the subsidiary. For the purposes of this opinion, we have assumed that the Corporation's officers and directors, particularly the independent directors, will responsibly fulfill their fiduciary obligations to the Corporation, which should diminish the significance in the eyes of a court of the existence of common officers and directors.

         Throughout most courts' discussions of substantive consolidation and piercing the corporate veil is the assumption, usually explicit, that consolidation is justified to avoid an injustice or the perpetration of a fraud. The enumerated factors described above as defining the relationship between a subsidiary and its parent are often found where such fraud or injustice exists, but they are not themselves evidence of fraud or injustice. For the purposes of this opinion, we have assumed that SLFC and the Corporation will comply with the provisions of their respective Articles or Certificate of Incorporation and the Transaction Documents, and that SLFC and the Corporation will not attempt to perpetrate fraud or injustice in connection with the conduct of their respective operations.

         Subject to the discussion set forth above, and based upon the continuing accuracy of the facts and assumptions set forth in this opinion, we are of the opinion that, in the event SLFC became a debtor under the Bankruptcy Code, under existing statutes and precedents the assets and liabilities of SLFC would not be consolidated with those of the Corporation based upon any legal theory currently recognized under applicable law and applicable to the circumstances, including (i) case law concerning piercing the corporate veil or
(ii) any equitable doctrine analogous to the bankruptcy law doctrine of substantive consolidation. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of South Dakota and the Delaware General Corporation Law.
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         Although we believe this opinion represents a sound application of existing statutes, regulations and case law, the situations contemplated by this opinion involve equitable principles applied on a case-by-case basis in the context of specific facts. This opinion is not a guaranty of any specific decision by a particular court. Any determination by a court depends on an examination of relevant law, facts and circumstances at a particular time, and a court might reach a determination contrary to our conclusion if the facts of the case differ from the assumed facts set forth above insofar as they relate to the separateness of the Corporation.

         Finally, we are assuming that one or more creditors would assert timely and appropriate objections to a request by other creditors to consolidate the assets and liabilities of SLFC and the Corporation. Absent such objection, courts will not generally engage in the type of analysis set forth above.

         This opinion is being delivered to you at the Corporation's request only for the use and benefit of the addressees.

                                        Very truly yours,



MER